EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT


                                 By and Between



                                    SPSS INC.



                                       and



                                DELTAPOINT, INC.



                             Dated as of May 1, 1997










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                            ASSET PURCHASE AGREEMENT


                  ASSET  PURCHASE  AGREEMENT,  dated  as of  May  1,  1997  (the
"Agreement"),   by  and  between  DELTAPOINT,  INC.,  a  California  corporation
("DeltaPoint") and SPSS Inc., a Delaware corporation ("SPSS").

                              W I T N E S S E T H:

                  WHEREAS, DeltaPoint is engaged in the business of developing and distributing software, including its DeltaGraph computer software products ("DeltaGraph"); and

                  WHEREAS, DeltaPoint desires to sell to SPSS, and SPSS desires to purchase from DeltaPoint, certain of DeltaPoint's assets primarily relating to DeltaGraph (the "Assets");

                  NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties hereto agree as follows:


                                    ARTICLE I
                           TERMS OF PURCHASE AND SALE

                  1.1  Purchase  and Sale.  (a) Except as set forth  below or in
Section 1.4 and subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), DeltaPoint hereby agrees to sell, convey, assign, transfer and deliver to SPSS, and SPSS hereby agrees to purchase and accept from DeltaPoint, all of DeltaPoint's assets (other than Excluded Assets) primarily relating to and comprising DeltaGraph, including, but not limited to all intellectual property related to its current and future development, sales and related cash and accounts receivable generated from and after the effective date of this Agreement as contemplated in Section 1.2 hereof (the "Effective Date"), assets, software, deposits and properties of every kind, character and description, whether tangible, intangible, or personal, and wherever located (collectively, the "Assets"). The Assets shall include, but not be limited to, the following:

                    (i) the DeltaGraph inventory and stock in trade existing as of the Closing Date except as identified on Schedule 1.1(a), wherever located, owned by DeltaPoint on the Closing Date (the "Inventory"), and all inventories of DeltaGraph computer program code (in all media) and DeltaGraph materials and program documentation;

                    (ii) all technical  and  descriptive  materials  (other than
                         Inventory) relating to the acquisition, design, development, use or maintenance of DeltaGraph computer code and DeltaGraph


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                         program  documentation  and  materials  in  any and all
                         languages (the "Technical Documentation");

                    (iii)with respect to DeltaGraph,  all of DeltaPoint's rights and benefits (but excluding, unless otherwise specifically provided herein, all duties and obligations arising prior to the Closing Date) relating to contractual rights, sales representative agreements, distributor agreements, OEM agreements, license agreements, vendors' warranties on DeltaGraph inventory, orders on the books and work-in-process existing on the Closing Date with respect to DeltaGraph, and other commitments or arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of DeltaGraph computer program code, related technical or user documentation, and DeltaGraph data bases (the "Contracts").

                    (iv) with respect to DeltaGraph,  all of DeltaPoint's  sales and related accounts receivable generated from and after the Effective Date (net of trade discounts offered in the ordinary course consistent with past practices), including all license fees, maintenance fees and charges due or to become due under the Contracts, and advance payments, claims for refunds, deposits and other prepaid items existing on the Closing Date;

                    (v) the name "DeltaGraph" and all variations thereof, and any trade names, trademarks and service marks related thereto (including registrations, licenses and applications pertaining thereto), whether registered or at common law, together with all goodwill associated therewith;

                    (vi) with respect to DeltaGraph,  all of DeltaPoint's  parts lists, vendor lists, customer lists, catalogues, promotion lists and marketing data and other compilations of names and requirements, and trade secrets and other material information used by DeltaPoint with respect to DeltaGraph;

                    (vii)with  respect  to  DeltaGraph,   all  of   DeltaPoint's
                         computer programs, designs, processes, drawings, schematics, blueprints, copyrights, copyright applications, inventions, processes, know-how, or trade secrets or proprietary information, patents and patent applications related to DeltaGraph;


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                    (viii) cash  generated  from sales and collection of related accounts receivable from and after the Effective Date with respect to DeltaGraph and all of DeltaPoint's rights to receive payment on the Closing Date with respect to DeltaGraph (other than the right to receive payment in respect of Excluded Assets); and

                    (ix) all other  intangible  property  owned by DeltaPoint on the Closing Date and used in connection with DeltaGraph and all goodwill associated therewith.

                  (b)         The term "Excluded Assets" means:

                    (i) all rights of DeltaPoint under this Agreement; the Management Agreement (the "Management Agreement") between DeltaPoint and SPSS dated the date hereof with respect to DeltaPoint's management of the DeltaGraph business during the term thereof; and the agreements, instruments and certificates delivered in connection with this Agreement;

                    (ii) cash on hand or in banks  owned by  DeltaPoint  arising out of operations of DeltaGraph during the period prior to the Effective Date;

                    (iii)all accounts  receivable of  DeltaPoint  arising out of operations of DeltaGraph during the period prior to the Effective Date;

                    (iv) all owned real  property  and other owned  interests in real property of DeltaPoint, in each case together with DeltaPoint's right, title and interest in all buildings, improvements, fixtures and all other appurtenances thereto;

                    (v) all leasehold interests in real property of DeltaPoint and the related Contracts, in each case together with DeltaPoint's right, title and interest in all buildings, improvements, fixtures and all other appurtenances;

                    (vi) all  other  personal  property  (including   machinery,
                         equipment and furniture, but excluding Inventory and Technical Documentation) of DeltaPoint whether or not used, intended to be used, or held for use primarily by or for the DeltaGraph business;


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                    (vii)all rights  relating to any  liabilities  of DeltaPoint or the DeltaGraph business not constituting Assumed Liabilities (hereinafter, collectively, the "Excluded Liabilities").

With respect to any purchase by SPSS of any of the personal property (other than Inventory and Technical Documentation) used, intended to be used, or held for use primarily by or for the DeltaGraph business, it is understood that such purchase shall be effected pursuant to a separate agreement with separate consideration agreed in respect thereof as the parties may agree.


                  1.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Ross & Hardies, 150 N. Michigan Avenue, Chicago, Illinois at 9:00 a.m. on June 27, 1997 (the "Closing Date") or at such other place or time as the parties may agree and, for all purposes, shall be deemed to be effective as of May 1, 1997.

                  1.3 Purchase Price; Additional Cash Payment. At the Closing, as consideration for the sale and transfer of the Assets to SPSS, SPSS shall pay DeltaPoint Nine Hundred Ten Thousand and No/100 Dollars ($910,000.00) (the "Purchase Price") by wire transfer of immediately available funds to an account designated by DeltaPoint by written notice to SPSS given not less than three business days prior to the Closing Date.

                         1.3.1 Allocation of Purchase Price. SPSS and DeltaPoint
agree that the Purchase Price shall be allocated after the Closing Date in a manner mutually acceptable to the parties. SPSS and DeltaPoint agree that such valuation and allocation to be agreed upon post-closing will be determined in good faith by arm's length negotiation and in the judgment of the parties will properly reflect the fair market value of the Assets and the consideration therefor transferred pursuant to this Agreement. SPSS and DeltaPoint hereby agree to report the purchase and sale of the Assets for federal income tax purposes pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), on a timely basis, in accordance with such allocation and to give the other prompt written notice of any assertion or claim by the Internal Revenue Service that the Purchase Price allocated to any of the Assets in accordance herewith is incorrect or is otherwise unacceptable for federal income tax purposes. SPSS and DeltaPoint shall also file on a timely basis any amendments to such report required to be filed as a result of any adjustment in the Purchase Price allocation.

                         1.3.2    Additional  Cash  Payment.  (a)  In addition,
within 20 days after the Closing Date, and provided that the Qualified Cost of Goods Sold (defined below) in respect of DeltaGraph software products sold during the period commencing on the Effective Date and ending on the Closing Date is greater than the Cash Collections (defined below) due SPSS, as contemplated by Section 1.1(a)(viii) hereof, SPSS shall pay to DeltaPoint (in the same manner as provided in Section 1.3) an amount equal to the Qualified Cost of Goods Sold in respect of DeltaGraph software products sold during the period commencing on the Effective Date and ending on the Closing Date less the amount of any cash collections (including the amount of any

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sales tax and shipping and handling  actually  collected)  actually  received by
DeltaPoint in respect of such sales for such period as contemplated by Section 1.1(a)(viii) hereof (the "Cash Collections"). If, however, the Cash Collections exceed the Qualified Cost of Goods Sold for such period, DeltaPoint shall, within 20 days of the Closing Date, pay to SPSS (in the same manner as provided in Section 1.3) an amount equal to the Cash Collections less the Qualified Cost of Goods Sold in respect of DeltaGraph software products sold during the period commencing on the Effective Date and ending on the Closing Date. "Qualified Cost of Goods Sold" means, in respect of any DeltaGraph software product sales, the related cost of goods sold consisting of direct materials, shipping and handling charges, contract manufacturing costs to convert raw materials into finished products, and royalties, as determined in accordance with DeltaPoint's past practices plus (i) the amount of the related sales tax and shipping and handling and (ii) the related marketing and other expenditures as may be reasonably agreed upon by SPSS and DeltaPoint.

                  (b) On the date which is 15 days after the Closing Date, DeltaPoint shall deliver to SPSS a good faith calculation setting forth in reasonable detail the amount of the additional cash payment to be made pursuant to Section 1.3.2(a). In the event that SPSS shall in good faith dispute the amount of such payment, SPSS shall pay to DeltaPoint (or DeltaPoint shall pay to SPSS, as the case may be) that portion of payment with respect to which there is no dispute and the parties agree that the payments to be made under the Management Agreement shall be adjusted to reflect the resolution of such dispute.

                  1.4 Assumption of Liabilities and Obligations. SPSS agrees that, effective upon the Closing, it shall assume only the liabilities and obligations of DeltaPoint related to Assets described on Schedule 1.4 attached hereto; provided, however, in no event shall SPSS assume liabilities or obligations relating to royalties or other payments due and owing thereunder prior to the Closing Date or material obligations or liabilities not disclosed to SPSS (collectively, the "Assumed Liabilities"), and SPSS shall have no other duty or obligation. It is expressly understood and agreed that SPSS shall not be liable for Excluded Liabilities.

                  Unless specifically stated to the contrary, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any Assumed Liability or any claim or right arising thereunder or resulting therefrom if any such attempted transfer, sublease or assignment, without the consent of any other party thereto, would constitute a breach of such Assumed Liability or in any way affect the rights of SPSS thereunder. DeltaPoint shall, between the date hereof and the Closing and, if requested by SPSS, after the Closing, use all reasonable efforts to obtain the consent of any such party to the transfer, sublease or assignment thereof by DeltaPoint to SPSS hereunder in all cases in which such consent is required for transfer, sublease or assignment. If any such consent is not obtained, or if any attempted assignment thereof would be ineffective or would affect the rights of DeltaPoint thereunder such that SPSS would not in fact receive all rights related to an Assumed Liability, DeltaPoint shall, with the reasonable assistance of SPSS, at DeltaPoint's expense, perform such Assumed Liability for the account of SPSS or otherwise cooperate with SPSS at DeltaPoint's expense in any arrangement necessary or desirable to provide for SPSS the benefits under any such Assumed

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Liability, including, without limitation, enforcement for the benefit of SPSS of any and all rights of DeltaPoint against the other party thereto arising out of the breach, termination or cancellation of such Assumed Liability by such other party or otherwise. With respect to those Assumed Liabilities that are license agreements as to which licensee consent is required for DeltaPoint to assign such license agreements to SPSS, (i) SPSS shall and hereby does grant DeltaPoint such licenses as DeltaPoint requires to be in compliance with such license agreements and (ii) DeltaPoint and SPSS shall enter into good faith negotiations with such licensee for the assignment of such license agreement to SPSS.

                  1.5 Liabilities Not Assumed. Pursuant to Article X, DeltaPoint
shall indemnify, defend and hold SPSS harmless from all Excluded Liabilities and DeltaPoint's legal fees and other expenses incurred in connection with the transactions contemplated hereby, and all claims, suits, actions, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) arising therefrom or from any failure by DeltaPoint to pay or discharge such liabilities and obligations as and when they become due.

                  1.6 Taxes. SPSS shall not be responsible for, or suffer a reduction in assets to be received by it for, any income (of DeltaPoint), California sales, use, California excise or other taxes of any kind or arising from this purchase on the Closing Date other than those listed on Schedule 1.4, which SPSS is expressly assuming pursuant to this Agreement.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF DELTAPOINT

         As of the date hereof and as of the Closing Date, DeltaPoint represents and warrants to SPSS as follows:

                  2.1 Organization and Qualification. DeltaPoint is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, to own or lease the Assets which it presently owns or leases and to carry on its business as presently conducted. DeltaPoint is duly licensed or qualified to do business as a foreign corporation, and is in good standing in every foreign jurisdiction in which it is required to be so licensed or qualified, except to the extent where such failure to be so licensed or qualified would not have a material adverse effect on DeltaPoint or its ability to consummate the transactions contemplated by this Agreement. DeltaPoint has no subsidiaries or other entities controlled by or under common control with DeltaPoint.

                  2.2 Authority. DeltaPoint has full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action on the part of the Board of Directors of DeltaPoint, and no other proceedings

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(corporate or otherwise)  on the part of either  DeltaPoint or its  shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the other agreements contemplated by this Agreement have been duly and validly executed and delivered by DeltaPoint, and each constitutes a legal, valid and binding agreement of DeltaPoint, enforceable against DeltaPoint in accordance with their respective terms, except as their obligations thereunder may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  2.3  Consents and  Approvals.  Except as set forth in Schedule
2.3 hereto, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for DeltaPoint to consummate the transactions contemplated hereby and fully perform its obligations hereunder.

                  2.4 Absence of Conflicts. The execution, delivery and performance by DeltaPoint of this Agreement and the consummation by DeltaPoint of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which DeltaPoint is subject, (ii) violate any order, judgment or decree applicable to DeltaPoint, (iii) conflict with or result in a breach or default under any term or condition of the Articles of Incorporation or By-Laws of DeltaPoint, or any material agreement or other instrument to which DeltaPoint is a party or by which it is bound, or to which any of the Assets are subject,
(iv) result in the creation or imposition of any lien, pledge, claim, security interest or encumbrance of any nature whatsoever on the Assets, or (v) cause, or give any person contractual grounds to cause, the maturity of the Assumed Liabilities to be accelerated.

                  2.5 Financial Information; Accounts Receivable. DeltaPoint has previously delivered to SPSS the financial information set forth on Schedule 2.5, which includes all available information with respect to DeltaGraph's revenue, inventory, receivables, product line profit and loss (except for allocated overhead items and other items set forth on Schedule 2.5(a)), sales return reserves and product line budget (except for allocated overhead items and other items set forth on Schedule 2.5(a)). Such financial information is accurate and in accordance with the books and records of DeltaPoint.

                  Schedule 2.5 contains a correct and complete list of the sales and related collections of accounts receivable of DeltaPoint relating to the Assets beginning the Effective Date through the date stated thereon, which is the most recent practicable date. There have been no changes in such accounts receivable except as may have occurred in the ordinary course of business since such date. Except as set forth on Schedule 2.5, all such accounts receivable are valid, genuine and subsisting; DeltaPoint has not been notified in writing that any account receivable debtor is contesting or setting off against any such accounts receivable; and all such accounts receivable are collectible, except for a reasonable allowance for uncollectible accounts not exceeding $5,000.00.


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                  Except as  described  on Schedule  2.5,  DeltaPoint  is not in default in respect of any term or condition of any indebtedness or liability relating to the Assets.

                  2.6 Absence of Undisclosed Liabilities. Except for Excluded Assets and Assumed Liabilities and other liabilities incurred by DeltaPoint in the ordinary course consistent with past practice (which liabilities are not being assumed by SPSS hereunder), to the best of DeltaPoint's knowledge, DeltaPoint does not have any liabilities or obligations relating to the Assets, whether accrued, absolute or contingent, determined or undetermined, or whether due or to become due (including, without limitation, obligations as guarantor). DeltaPoint knows of no reasonable basis for the assertion of any claim or liability relating to the Assets or DeltaPoint's business relating thereto, and is not aware of any occurrence or fact that has or might have an adverse effect upon the Assets.

                  2.7 Current Liabilities/Receivables. The accounts and trade payables and accounts receivable of DeltaPoint with respect to the Assets as of April 30, 1997, and those incurred between April 30, 1997 and the Closing Date, were incurred or realized in the ordinary course of business and, with respect to accounts and trade payables, were and are in amounts consistent in all material respects with historical levels of accounts and trade payables of DeltaPoint with respect to the Assets. There has been no material adverse change in the amount or nature of DeltaPoint's accounts receivable relating to the Assets since April 30, 1997.

                  2.8 Absence of Certain Changes or Events. Except as set forth on Schedule 2.8, since April 30, 1997, there has not been (a) any material damage, destruction or casualty loss to the Assets (whether covered by insurance or not) outside the ordinary course of business; (b) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Assets, or relating to the Assets and outside the ordinary course of business of DeltaPoint; (c) any sale, transfer or other disposition of the Assets to any party, except for payment of obligations incurred, and sale of products, in the ordinary course of business consistent with past practices; (d) any amendment or termination of any material Contract or agreement relating to the Assets to which DeltaPoint is a party or any termination or waiver of any other rights of value relating to the Assets other than any amendment, termination or waiver in the ordinary course consistent with past practices; (e) any failure by DeltaPoint to pay its accounts payable or other obligations relating to the Assets in the ordinary course of business; (f) any pledge of any of the Assets or any action or inaction which would subject the Assets to any lien, security interest, mortgage, pledge, claim, charge or other encumbrance of any kind; (g) the incurrence of any liability or obligation by DeltaPoint related to the Assets, except for liabilities incurred in the ordinary course of business; (h) any actual or threatened termination or cancellation of, or modification or change in, any business relationship with any customer or customers of DeltaPoint relating to the Assets or other agreement or arrangement involving or related to the Assets which if terminated or cancelled would materially and adversely effect the Assets; (i) any other event or condition of any character which materially and adversely affects the Assets; or (r) any agreement, whether in writing or otherwise, to take any action described in this Section 2.8.

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                  2.9 Personal  Property;  Inventories.  DeltaPoint has good and marketable title to, and is in possession of or has control over, all of the personal property comprising the Assets, none of which is held under or subject to any pledge, lien, lease, encumbrance, conditional sales contract or other security arrangement except to the extent described in Schedule 2.9(a) hereto. DeltaPoint's inventories of DeltaGraph are as shown on Schedule 2.9(b) hereto and are in good and merchantable condition and are of a quality suitable and usable or saleable in the ordinary course of business for the purposes for which such inventories are intended (other than any work in process which is subject to completion). There has been no material adverse change in DeltaPoint's inventories of DeltaGraph since April 30, 1997.

                  2.10 Patents, Trademarks, Etc. Schedule 2.10 hereto contains an accurate and complete description of all domestic and foreign trademark registrations, copyright registrations and all applications therefor with respect to DeltaGraph (the "Registered Intellectual Property"), presently owned or held by DeltaPoint or under which DeltaPoint owns or holds any license, or in which DeltaPoint owns or holds any direct or indirect interest. To the best knowledge of DeltaPoint, no DeltaGraph products manufactured, distributed or sold by DeltaPoint, nor any of DeltaPoint's activities, conflict with, infringe or otherwise violate any patents, trademarks or copyrights, or any other rights, of any individual or entity. DeltaPoint has the sole and exclusive right to use, has the right and power to sell, and has taken reasonable measures to maintain and protect the Intellectual Property (as defined herein); except as set forth on Schedule 2.10, no claims have been asserted by any individual or entity with respect thereto or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and, to the best knowledge of DeltaPoint, there is no valid basis for any such claim. With respect to the Assets being purchased hereto, DeltaPoint is not using confidential information or trade secrets of any former employer of any past or present employees engaged in DeltaPoint's business. The items described in Schedule 2.10 and DeltaPoint's other intellectual property relating to DeltaGraph (including, without limitation, trademarks, service marks, logos, trade names, assumed names, trade secrets, know-how, technology, inventions, processes, designs and copyrights) (collectively, "Intellectual Property") are adequate to conduct DeltaPoint's business with respect to DeltaGraph as presently conducted. Upon consummation of the transactions contemplated hereby, SPSS will acquire good and marketable title to all of the Intellectual Property and the goodwill associated therewith.

                  2.11 Employees. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of DeltaPoint either (a) were at such time parties to "work-for-hire" arrangements or agreements with DeltaPoint, in accordance with applicable federal and state law, that has accorded DeltaPoint full, effective, exclusive and original ownership of all intellectual property thereby arising, or (b) have executed appropriate instruments of assignment, which are still in full force and effect, in favor of DeltaPoint, as assignee, that have conveyed to DeltaPoint full, effective and exclusive ownership of all intellectual property thereby arising. DeltaPoint does not own or have any right, license or interest, whether as a licensee, licensor or otherwise, in any copyrights, patents, applications for copyrights or patents, trade secrets,

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inventions,  processes and designs or in any  trademarks,  service marks,  trade names, or applications for them related to DeltaGraph, except as listed or described in Schedule 2.10. No employee of DeltaPoint is in violation of (i) any term of any employment contract, any "work for hire" arrangement or agreement, or any patent disclosure agreement or (ii) any other contract or agreement, or any restrictive covenant relating to the rights of any such employee to use trade secrets or proprietary information of others.

                  2.12 Source Code. Except as set forth in Schedule 2.12, DeltaPoint owns all rights, title and interest in and to the source code for DeltaGraph constituting a portion of the Assets and has not distributed any copies of the source code for DeltaGraph constituting a portion of the Assets to any third parties, and DeltaPoint has not agreed to pay to any individual or entity any royalty, commission or other amount on account of sales of DeltaGraph. DeltaPoint owns all rights, title and interest in and to all localizations and translations of manuals and other technical documentation.

                  2.13        Contracts and Commitments.

                              (a)      Other  than  standard  form customer  and
distributor contracts entered into in the ordinary course of business, and except as set forth in Schedule 2.9(a), 2.12, 2.13 and 2.22 hereto, DeltaPoint is not a party to any material agreements, contracts, guarantees, commitments, restrictions or instruments of any kind relating to the Assets ("Scheduled Contracts"). True and correct copies of all Contracts listed on Schedules 2.9(a), 2.12, 2.13 and 2.22 hereto have been made available to SPSS at a reasonable time prior to Closing. All of the Scheduled Contracts are valid and binding obligations of DeltaPoint, enforceable in accordance with their respective terms to the extent permitted by applicable law, and are in full force and effect and DeltaPoint is in compliance therewith. None of the Scheduled Contracts has, or may to the best of DeltaPoint's knowledge have, a material adverse effect on the Assets. To DeltaPoint's knowledge, no other party to any of the Scheduled Contracts is in material default or breach thereof. True and correct copies of each standard form customer and distributor contract currently in use by DeltaPoint in the conduct of its business relating to the Assets are attached to Schedule 2.13. DeltaPoint has not agreed with any customer or distributor to make any variation in any such contract which could have a material adverse effect on the Assets.

                              (b)     DeltaPoint is not in default, and there is
no basis for any valid claim of default, in any material respect under any of the Scheduled Contracts.

                  2.14 Licenses and  Royalties.  Except as set forth on Schedule
2.12 hereto, DeltaPoint is not a licensee under any license with respect to the Assets, including, without limitation, licenses with respect to source codes used or to be used in DeltaGraph, and does not have an obligation to pay royalties to any third party in connection therewith, and DeltaPoint has not granted to any individual or entity any rights with respect to the source codes for DeltaGraph. Notwithstanding anything to the contrary contained herein, DeltaPoint has paid any and all royalties due through the Effective Date under such licenses and, with respect to that certain Software Publishing Agreement dated as of June 30, 1992, as same may have been amended, between DeltaPoint and Halcyon Software, Inc. (the "Halcyon Agreement"), no royalty is due or applicable to DeltaGraph. No royalties are due or payable with respect to DeltaGraph under that certain Small Developer Porting Technology License Agreement dated as of June 7, 1994 between DeltaPoint and Altura Software, Inc.

                  2.15 Adequacy of Documentation. The Technical Documentation includes the source code, system documentation, statements or principles of operation, and schematics for DeltaGraph currently maintained or licensed by DeltaPoint, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer familiar with the relevant compilers, tools and platform.

                  2.16 Third-Party Components in Software Programs. DeltaPoint has validly and effectively obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in DeltaGraph and the Technical Documentation pursuant to licenses from third parties as set forth in Schedule 2.16.

                  Except as otherwise provided in Schedule 2.16, DeltaGraph and the Technical Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license, and, do not contain derivative works of any programming or materials not owned in their entirety by DeltaPoint.

                  2.17  Third-Party  Interests or Marketing Rights in DeltaGraph
Software Programs. All of DeltaPoint's standard form customer contracts constitute only end-user agreements, each of which grants the end-user thereunder solely the non-exclusive right and license to use DeltaGraph and related user documentation, for internal purposes only. There are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to the development, marketing, distribution, licensing, or promotion of DeltaGraph, the Technical Documentation, or DeltaPoint's Intellectual Property with any independent salesperson, distributor, sublicensor, or other remarketer or sales organization, except for Contracts identified in Schedules 2.12, 2.13 and 2.16.

                  2.18 No Virus Warranties. DeltaPoint represents and warrants that DeltaGraph, as delivered to SPSS, shall be free of any passwords, keys, security devices or trap doors, and any computer instructions (including, but not limited to, computer instructions commonly referred to as Trojan Horses, anomalies, worms, self-destruct mechanisms, or time/logic bombs) which are intended to interfere with or frustrate the use of the software products, any portion thereof, or other software or computer hardware, whether or not currently in effect with respect to any copy of DeltaPoint's software products.

                  2.19 Purchased Software; Physical Media. The software purchased as part of the Assets, other than that currently under development (the "Purchased Software"), will operate in all material respects in accordance with the Technical Documentation. Each copy of

Purchased Software delivered by DeltaPoint is and, at the time of the Closing Date, will be free from physical defects in the media that tangibly embodies the copy.

                  2.20 Government Contracts. DeltaPoint has not entered into any contracts with respect to the Assets with any independent or executive agency, division, subdivision, audit group or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                  2.21 Product Warranties and Liabilities. DeltaPoint has not given or made any express or implied warranties to third parties with respect to any Assets licensed or sold or services performed by it related thereto, except for the limited warranties stated in DeltaPoint's standard form customer contracts, in the forms attached to Schedule 2.13, with modifications that, in the aggregate, would not have a material adverse effect on the Assets. DeltaPoint does not have any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against DeltaPoint relating to the Assets whether or not fully covered by insurance, for any material liability on account of products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the ordinary course of business.

                  2.22 Insurance. Schedule 2.22 hereto is a description of all insurance policies held by DeltaPoint concerning its DeltaGraph business, operations and properties. All these policies are in the respective face amounts set forth in Schedule 2.22, and such insurance is adequate and appropriate in accordance with sound business practices. Each of the insurance policies referred to in Schedule 2.22 is in force and the premiums with respect thereto are fully paid through the dates indicated thereon.

                  2.23 Litigation and Administrative Proceedings.  Except as set
forth in Schedule 2.23 hereto, there is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or, to DeltaPoint's knowledge, threatened against or affecting DeltaPoint relating to the Assets or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. DeltaPoint does not know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 2.23 could, if adversely decided, have a material adverse effect on the Assets.

                  2.24 Tax Matters. None of the Assets (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, (iii) is required to be treated as property owned by another under Section 168(f) of the Code, or (iv) is a United States Real Property Interest within the meaning of Section 897 of the Code. The Assets described in Sections 1.1(a)(ii), 1.1(a)(v) and 1.1(a)(vii) hereof are, and at all times during and since their manufacture have been, located solely in California, and, notwithstanding the provisions of

Section 1.2 hereof, the delivery of the Assets (except for certain Inventory) to SPSS in accordance with the terms hereof shall take place solely in California.

                  2.25 Environmental and Safety Matters. DeltaPoint has, with respect to the Assets, complied in all material respects with all laws relating to environmental matters ("Environmental Laws") including, but not limited to: air pollution; water pollution; noise control; on-site or off-site solid waste storage, treatment, discharge, disposal or recovery; toxic and hazardous chemical reporting; or employee safety and hazardous material transportation training, information, reporting, and warning provisions. No notice of violation of or potential liability resulting from any such Environmental Laws, or orders with respect thereto, has been received, nor is any such notice pending or to the best of its knowledge threatened.

                  2.26 Licenses and Permits. DeltaPoint has all governmental licenses and permits and other governmental authorizations and approvals required for the conduct of its businesses as presently conducted with respect to the Assets ("Permits"). Schedule 2.26 hereto includes a list of all material Permits.

                  2.27 Relations With Suppliers and Customers. DeltaPoint is not required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier with respect to the Assets. Except as set forth on Schedule 2.27, DeltaPoint has not received any notice that any customer or supplier of DeltaPoint will not do business with SPSS after the consummation of the transactions contemplated hereby.

                  2.28 Interests in Competitors, Suppliers and Customers. Except as set forth on Schedule 2.28, no officer, director of DeltaPoint or outside director, each to the best of DeltaPoint's knowledge, or any entity controlled by or under common control with DeltaPoint has any ownership interest in any competitor, supplier or customer of DeltaPoint or any property used in the operation of the business of DeltaPoint, as same may relate to the Assets.

                  2.29 Brokers and Finders. Except as described on Schedule 2.29, DeltaPoint has not employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                  2.30  Title  to  Assets;  No  Liens.  Except  as set  forth on
Schedule 2.9(a) and (b), DeltaPoint has good and marketable title to, and is in possession of or has control over, all of the Assets, free and clear of all liabilities, liens, security interests, mortgages, pledges, claims, judgments, exceptions, charges and encumbrances and obligations of every kind and nature. Except as indicated in Schedule 2.9(a) and (b), there are no defects or other conditions with respect to the Assets which would necessitate repairs, reconditioning or replacement thereof; provided, however, that DeltaPoint makes no representation or warranty that DeltaGraph is not and will not be or become obsolete.

                  2.31 Necessary Property. There exists no condition, restriction or reservation affecting the title to or utility of the Assets or the Assumed Liabilities which would prevent SPSS in any material respect from utilizing the Assets or the Assumed Liabilities, or any part thereof, to the same full extent that DeltaPoint might continue to do so if the sale and transfer contemplated hereby did not occur; provided, however, that DeltaPoint makes no representation or warranty with respect to matters which are unique to SPSS and which are unrelated to the title or utility of the Assets or Assumed Liabilities, but which may affect SPSS's utilization thereof.

                  2.32 Current Products. All of DeltaPoint's software products and user documentation relating to the Assets and currently offered for license or maintained or supported by DeltaPoint (collectively, "Current Products") are listed on Schedule 2.32 hereto. All of the Current Products are included in the Assets and, effective upon consummation of the Closing, SPSS will obtain and hold the complete and exclusive right, title and interest in and to all of the Current Products.

                  2.33 Full Disclosure. To the best of DeltaPoint's knowledge, no representation or warranty to SPSS contained in this Agreement, and no statement contained in the disclosure schedules or any certificate delivered by DeltaPoint to SPSS pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                  2.34        Bulk Sales.  The Assets constitute less than fifty
percent  (50%)  of  the  total   equipment  and  inventory  of  DeltaPoint,   as
contemplated by the California Uniform Commercial Code-Bulk Sales.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SPSS

         As of the date hereof and as of the Closing Date, SPSS represents and warrants to DeltaPoint as follows:

                  3.1 Organization and Qualification. SPSS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                  3.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by SPSS, and no other corporate proceedings on the part of SPSS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPSS and constitutes legal, valid and binding agreement of SPSS.

                  3.3  Consents and  Approvals.  Except as set forth in Schedule
3.3 hereto, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for SPSS to consummate the transactions contemplated hereby and fully perform its obligations hereunder, excluding, however, any authorization, consent, order, approval or filing which DeltaPoint is required to obtain or give.

                  3.4 Absence of Conflicts. The execution, delivery and performance by SPSS of this Agreement and the consummation by SPSS of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which SPSS is subject, (ii) violate any order, judgment or decree applicable to SPSS or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or By-Laws of SPSS or any agreement or other instrument to which SPSS is a party or by which SPSS is bound.

                  3.5 Litigation and Administrative Proceedings. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened against or affecting SPSS which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

                  3.6 Brokers and Finders. SPSS has not employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.


                                   ARTICLE IV

                             COVENANTS OF DELTAPOINT

         DeltaPoint covenants as follows:

                  4.1 Tax Matters. Subject to Section 4.8, DeltaPoint will timely pay or satisfy all liabilities under any federal, state, local or foreign income, sales, use and other taxes that may be due as a result of the sale of the Assets hereunder or which otherwise relate to the Assets for any period of time prior to the Closing Date.

                  4.2 Post-Closing Access to Information. For a period of seven years after the Closing, DeltaPoint shall not dispose of any books, records, documents or information relating in whole or part to the Assets or otherwise to the DeltaGraph business of DeltaPoint without first giving notice to SPSS and permitting SPSS to copy, at its own expense, those portions of such books and records which relate to the Assets or otherwise to the DeltaGraph business as SPSS may reasonably select. During such seven-year period, DeltaPoint shall permit SPSS to examine and make copies, at SPSS's expense, of such books, records, documents or information for any reasonable purpose, including but not limited to any litigation commenced against SPSS or any affiliate of SPSS or the preparation of income or other tax returns or in connection with any administrative or regulatory proceedings or actions. In addition, DeltaPoint shall make available to SPSS, on a reasonable basis and as requested from time to time by SPSS, itself and those employees of DeltaPoint with knowledge of or knowledge relevant to the above-described matters for the purpose of reasonable consultation and/or testimony in connection therewith, such services to be performed without additional compensation from SPSS, except for reimbursement of reasonable out-of-pocket travel or related expenses.

                  4.3 Right of Endorsement. Upon the Closing and thereafter, SPSS shall have the right and authority to endorse, without recourse, the name of DeltaPoint on any check or any other evidence of indebtedness received by SPSS and to which it is entitled on account of any receivable or other Asset transferred by DeltaPoint pursuant hereto, and DeltaPoint shall deliver to SPSS at the Closing documents sufficient to permit SPSS to deposit such checks or other evidences of indebtedness in bank accounts in the name of SPSS.

                  4.4 Accounts Receivable. After the Closing, DeltaPoint shall promptly remit to SPSS all the proceeds of any checks and other payments for accounts receivable belonging to SPSS under this Agreement and coming into the possession of DeltaPoint. DeltaPoint shall use commercially reasonable efforts to assist SPSS in the collection of DeltaPoint's unpaid accounts receivable acquired pursuant to this Agreement and relating solely to its DeltaGraph business prior to the Closing, and DeltaPoint shall employ telephone calls and follow-up efforts to collect such accounts; provided, however, that DeltaPoint shall not be liable for the failure of SPSS to collect any such accounts receivable after the Effective Date other than pursuant to a breach or violation by DeltaPoint of its representations, warranties and covenants set forth herein or its obligations under that certain Interim Management Agreement dated of even date herewith between the parties hereto. DeltaPoint shall maintain written records with respect to collection of such accounts and SPSS shall be entitled to review such records and all information in DeltaPoint's possession respecting such accounts at reasonable intervals and during DeltaPoint's normal business hours. DeltaPoint shall also establish appropriate procedures by which payments received by DeltaPoint on accounts receivables can be identified as for the account of SPSS or for the account of DeltaPoint. For any payments received by DeltaPoint on accounts receivable due and owing from a joint customer of SPSS and DeltaPoint, DeltaPoint shall treat such payments as being made for the account of, and belonging to, SPSS, if such payment is identified with a SPSS invoice. If such payment is either not identified with a SPSS invoice or if the payment is identified with a DeltaPoint invoice, such payment shall remain the property of DeltaPoint.

                  4.5 Further Assurances. After the Closing, DeltaPoint shall from time to time, at the request of SPSS and without further cost or expense to SPSS, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

                  4.6 Discontinuance of Use. Upon Closing, DeltaPoint will discontinue use of the name "DeltaGraph" or any confusingly similar name except for purposes of collecting unpaid accounts receivable related to the Assets and limited and incidental references to DeltaGraph in its existing sales, press kits, marketing materials (until the existing supply of such kits and materials is depleted) and its existing legal documentation, as permitted hereunder. It is understood that DeltaPoint can continue to use the name "DeltaPoint."

                  4.7 Consents. DeltaPoint will use all reasonable efforts to obtain the express written consent of all third parties necessary to assign any Contracts included in the Assets. If any third party withholds consent or DeltaPoint receives royalties or payments on account of such Contracts after Closing, DeltaPoint will hold all such amounts in trust for SPSS and promptly pay same to SPSS. DeltaPoint will indemnify and hold SPSS harmless from and against any loss suffered by SPSS as a result of DeltaPoint's failure to obtain any necessary consent to the assignment of such Contracts.

                  4.8 Transfer Costs. All California sales or use taxes on the transfer of the Assets and recording or filing fees necessary to transfer title to any of the Assets on the Closing Date shall be borne and paid by DeltaPoint. DeltaPoint is qualified to do business in the states set forth on Schedule 4.8.

                  4.9         Non-Competition; Confidentiality.

                              4.9.1    DeltaPoint  understands  and  agrees that
the business of SPSS, among other things, concerns proprietary computer software programs and related documentation which will include, after the acquisition contemplated by this Agreement, the proprietary computer software programs and related documentation constituting a portion of the Assets. DeltaPoint understands that in the course of its dealings with SPSS, SPSS and/or its subsidiaries or affiliates may provide DeltaPoint with, or access to, its software (including, without limitation, source listings therefor), as well as confidential and/or proprietary prospect and customer lists, data, research, specifications, memoranda, files, records, plans, concepts, flow charts, drawings, designs, descriptions, formulations, trade secrets and other confidential and/or proprietary information and property, including but not limited to, information regarding SPSS operations, businesses, affairs, management and market structure (all of the foregoing collectively referred to as the "Confidential Property"). Confidential Property shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosures; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Property, as shown by documents and other competent evidence in the receiving party's possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

                              4.9.2    DeltaPoint  will  regard  and preserve as
confidential and as trade secrets all of the Confidential Property. Except as may be required by law, any governmental agency or under the Exchange Act, DeltaPoint will not, directly or indirectly, communicate or divulge to, or use for the benefit of itself or any other person, firm, association or corporation, without the prior written consent of SPSS, any Confidential Property. The Confidential Property shall remain the sole and exclusive property of SPSS, and upon request by SPSS for any reason whatsoever, DeltaPoint shall promptly return any and all Confidential Property in its possession or control to SPSS.

                              4.9.3    DeltaPoint  shall have no right, title or
interest of any kind or nature in any of the Confidential Property or any proceeds therefrom.

                              4.9.4    DeltaPoint hereby  further  covenants and
agrees that during the Non-Compete Period (as hereinafter defined) DeltaPoint will not (a) directly or indirectly (whether through a partnership of which DeltaPoint is a partner or through any other individual or entity in which DeltaPoint has any interest, legal or equitable, or otherwise), engage in any business competitive with the business of SPSS or the statistical charting and graphing software business being acquired by SPSS pursuant to this Agreement as in existence or under development on the Closing Date (the "DeltaGraph Business"), (b) directly or indirectly (whether through a partnership of which DeltaPoint is a partner or through any other individual or entity in which DeltaPoint has any interest, legal or equitable, or otherwise) solicit or otherwise be involved with any customers or clients of SPSS or the DeltaGraph Business existing on the date of acquisition of the DeltaGraph Business by SPSS in any transactions which are in competition with the statistical software business of SPSS or the DeltaGraph Business at any time during the Non-Compete Period, or (c) directly or indirectly (whether through a partnership of which DeltaPoint is a partner or through any other individual or entity in which DeltaPoint has any interest, legal or equitable, or otherwise), assist any person in the development, programming, servicing, maintenance, manufacture, sale, licensing, distribution or marketing (including, without limitation, giving away software) of statistical software and related products in competition with products of the DeltaGraph Business, SPSS or any of its affiliates, in each case in the United States of America or any other country in which SPSS or any of its affiliates is doing business, in each case excluding passive investment interests of less than five percent (5%) in corporations whose stock is publicly traded and registered under the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, DeltaPoint shall be deemed not to be in violation of the foregoing provisions if (i) DeltaPoint acquires a business that is primarily engaged in a business other than one which competes with the statistical software business of SPSS or the DeltaGraph business and
(ii) DeltaPoint promptly commences efforts to sell or otherwise dispose of such competing business.

                  As used herein, the term "Non-Compete Period" shall mean a period of three (3) years after the Closing Date.

                              4.9.5    During the Non-Compete Period, DeltaPoint
will not directly knowingly employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of SPSS.

                  DeltaPoint further agrees that the limitations set forth herein (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the DeltaGraph Business and the business of SPSS (and its affiliates). In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, DeltaPoint agrees to the reduction of the territorial or time limitation to the area or period which such court shall have deemed reasonable. It is understood and agreed that the covenants made by DeltaPoint herein relating to confidentiality shall survive the expiration or termination of this Agreement, and that the covenants made by DeltaPoint herein relating to non-competition shall survive the Closing of this Agreement.

                  4.10 Equitable Relief. DeltaPoint understands that a breach by it of any provision of this Agreement may cause substantial injury to SPSS which may be irreparable and/or in amounts difficult or impossible to ascertain, and that in the event DeltaPoint breaches any provision of this Agreement, SPSS shall have, in addition to all other remedies available in the event of a breach of this Agreement, the right to injunctive or other equitable relief. Further, DeltaPoint acknowledges and agrees that the restrictions and commitments set forth in this Agreement are necessary to protect the legitimate interests of SPSS and are reasonable in scope, area and time, and that if, despite this acknowledgment and agreement, at the time of the enforcement of any provision of this Agreement a court of competent jurisdiction shall hold that the period or scope of such provision is unreasonable under the circumstances then existing, the maximum reasonable period or scope under such circumstances shall be substituted for the period or scope stated in such provision.


                                    ARTICLE V

                                COVENANTS OF SPSS

                  SPSS covenants as follows:

                  5.1 Retention of Records. After the Closing, SPSS will retain all of DeltaPoint's books and records relating to the Assets which come into SPSS's possession in accordance with SPSS's policies for retention of its own books and records. SPSS will provide DeltaPoint access to such books and records concerning periods prior to the Closing in SPSS' possession upon reasonable notice, during SPSS's regular business hours and at reasonable intervals.

                  5.2 Further Assurances. After the Closing, SPSS shall from time to time, at the request of DeltaPoint and without further cost or expense to DeltaPoint, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

                  5.3 Post-Closing Access to Information. For a period of seven years after the Closing, SPSS shall not dispose of any books, records, documents or information relating in whole or part to the Assets or otherwise to the DeltaGraph business of SPSS without first giving notice to DeltaPoint and permitting DeltaPoint to copy, at its own expense, those portions of such books and records which relate to the Assets or otherwise to the DeltaGraph business on the Closing Date as DeltaPoint may reasonably select. During such seven-year period, SPSS shall permit DeltaPoint to examine and make copies, at DeltaPoint's expense, of such books, records, documents or information for any reasonable purpose, including but not limited to any litigation commenced against DeltaPoint or any affiliate of DeltaPoint or the preparation of income or other tax returns or in connection with any administrative or regulatory proceedings or actions. In addition, SPSS shall make available to DeltaPoint, on a reasonable basis and as requested from time to time by DeltaPoint, itself and those employees of SPSS with knowledge of or knowledge relevant to the above-described matters for the purpose of reasonable consultation and/or testimony in connection therewith, such services to be performed without additional compensation from DeltaPoint, except for reimbursement of reasonable out-of-pocket travel or related expenses.

                                   ARTICLE VI

                                MUTUAL COVENANTS

                  Each of the parties hereto covenants as follows:

                  6.1 Confidentiality. Except as otherwise required by law or judicial or administrative proceedings, and except for public announcements which, based on the advice of counsel, are required by law, each of the parties agrees not to (i) disclose any proprietary or confidential information of any other party, or the terms of this Agreement (collectively, the "Confidential Information"), to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information in order to consummate the transactions contemplated hereby) or (ii) use any Confidential Information for any purpose other than consummating the transactions contemplated hereby and, with respect to SPSS, utilizing the Assets and discharging the Assumed Liabilities after the Closing.

                  6.2 Consistent Tax Reporting. The parties agree for tax purposes to report the transactions contemplated by this Agreement, and to treat any subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of this Agreement. Each party shall cooperate with the other parties as appropriate for all relevant tax purposes relating to the transactions contemplated by this Agreement, including the filing of IRS Form 8594, Asset Acquisition Agreement under Section 1060 of the Code, as described in Section 1.3.1, above, and report for tax purposes the transactions provided for in this Agreement, and treat any subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of this Agreement.

                  6.3 Cooperation. The parties agree to cooperate for all other reasonable purposes after the Closing, including with respect to any audit by any taxing authority of any of the income tax or other tax returns of DeltaPoint.


                                   ARTICLE VII

                     CONDITIONS TO OBLIGATIONS OF DELTAPOINT

         The   obligation  of  DeltaPoint   to   consummate   the   transactions
contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  7.1 Representations and Warranties. The representations and warranties of SPSS shall be true and accurate on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except that any representation or warranty that is qualified as to materiality shall be read as if not so qualified).

                  7.2 Performance. SPSS shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or before the Closing Date (including, without limitation, the closing deliveries required by Article IX hereof).

                  7.3 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions listed on Schedule 2.3 hereto shall have been made or obtained and all applicable waiting periods shall have expired or been terminated.

                  7.4 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental body in effect which restricts or prohibits the consummation of the transactions contemplated by this Agreement.

                  7.5 DeltaGraph Employee Matters. DeltaGraph and SPSS shall have reached a satisfactory understanding regarding the status of DeltaGraph Business employees.

                  7.6 Legal Opinion. DeltaPoint shall have received the written opinion, dated the Closing Date, of counsel to SPSS, substantially in the form attached hereto as Exhibit B.

                                  ARTICLE VIII

                        CONDITIONS TO OBLIGATIONS OF SPSS

                  The  obligation  of  SPSS  to  consummate   the   transactions
contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  8.1 Representations and Warranties. The representations and warranties of DeltaPoint shall be true and accurate on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except that any representation or warranty that is qualified as to materiality shall be read as if not so qualified).

                  8.2 Performance. DeltaPoint shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or before the Closing Date (including, without limitation, the closing deliveries required by Article IX hereof).

                  8.3 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind listed on Schedule 3.3 hereto or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by, and the performance by DeltaPoint of its obligations under, this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated, in each case upon terms and conditions reasonably satisfactory to SPSS.

                  8.4 Bulk Sales Compliance. DeltaPoint shall have taken all steps necessary to permit SPSS to meet the requirements of the California bulk sales laws, including without limitation providing SPSS with such information as SPSS shall reasonably request concerning all creditors of DeltaPoint.

                  8.5 No Litigation. No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by DeltaPoint of its obligations under, this Agreement or which seeks other relief with respect to any of such transactions or which could reasonably be expected to have a materially adverse effect on the DeltaGraph business of DeltaPoint. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                  8.6         Legal  Opinion.   SPSS  shall  have  received  the
written opinion, dated the Closing Date, of counsel to DeltaPoint, substantially in the form attached hereto as Exhibit A.

                  8.7 Resolutions. DeltaPoint and SPSS shall each deliver to the other certified resolutions of its respective directors approving and authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

                  8.8 Good Standing Certificates. DeltaPoint shall cause to be delivered to SPSS a good standing certificate from the Secretary of State of the State of California. SPSS shall deliver to DeltaPoint a good standing certificate from the Secretary of State of the State of Delaware.

                  8.9 Lien Searches. DeltaPoint shall deliver to SPSS UCC lien search results relating to the Assets, in form and substance reasonably satisfactory to SPSS.

                  8.10 Lien Terminations. DeltaPoint shall deliver to SPSS UCC-3 termination statements or releases executed by a duly authorized representative of each of any creditor which has a lien or encumbrance on any of the Assets, in good form for filing, terminating or releasing all liens and encumbrances on the Assets.

                                   ARTICLE IX

                               CLOSING DELIVERIES

                  The following deliveries shall be made at the Closing:

                  9.1 Legal Opinion. DeltaPoint shall cause to be delivered the written legal opinion referred to in Section 8.6 hereof, and SPSS shall cause to be delivered the written legal opinion referred to in Section 7.6 hereof.

                  9.2         Intentionally Omitted.

                  9.3         Closing  Certificates.   DeltaPoint shall deliver,
or cause to be delivered, to SPSS such closing certificates and documents as SPSS and its counsel shall reasonably request.

                  9.4 Instruments of Transfer. DeltaPoint shall deliver the following bills of sale and other instruments of conveyance, evidencing the transfer and assignment of the Assets, in a form reasonably satisfactory to SPSS and its counsel:

                  (a) Bills of sale for all tangible personal property included in the Assets;

                  (b) All certificates, and other material permits, licenses, approvals or authorizations relating to DeltaGraph issued by any governmental authority that are assignable; all Assets comprising intangible property; and all Contracts included in the Assets that are assignable;

                  (c) Documents satisfactory to assign copyrights and trademarks relating to DeltaGraph owned by DeltaPoint to SPSS, such documents to be in recordable form;

                  (d)  Such  other  instruments  of  conveyance,   transfer  and
         assignment as may be reasonably required to vest in SPSS all of DeltaPoint's right, title and interest in and to the Assets.

                  9.5 Charter; Good Standing Certificates. DeltaPoint shall cause to be delivered to SPSS DeltaPoint's Certificates of Incorporation, as amended to the Closing Date, certified by the Secretary of State of the State of California and good standing and tax certificates from the State of California and each other jurisdiction in which DeltaPoint is required to be qualified. SPSS shall cause to be delivered to DeltaPoint SPSS's Certificates of Incorporation, as amended to the Closing Date, certified by the Secretary of State of the State of Delaware and good standing certificates from the State of Delaware and each other jurisdiction in which SPSS is required to be qualified.

                  9.6 Further Assurances. Each party shall deliver, or cause to be delivered, all other documents required to be delivered at the Closing by the other party, including without limitation the documents listed as the responsibility of such party pursuant to the closing memorandum prepared in connection with the closing of the transactions contemplated by this Agreement, and shall take all other actions which the other parties may reasonably determine necessary or appropriate in order to consummate fully the transactions contemplated hereby.


                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

                  10.1 Survival of Representations and Warranties; Covenants. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Closing for a period of two years, regardless of any investigation made by or on behalf of any party, except for the representations and warranties contained in Section 2.30, which shall survive indefinitely, and the representations and warranties contained in Sections 2.10, 2.12 and 2.24, or a representation or warranty which shall prove to be untrue due to the fraud of DeltaPoint, which in each case shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof. All covenants contained herein shall survive until performed fully.

                  10.2 Indemnification by DeltaPoint. DeltaPoint agrees to indemnify and hold SPSS and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "Representatives") harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and attorneys' fees and expenses) (individually, a "Loss," and collectively, "Losses") arising out of or relating to (i) any breach of any representation or warranty set forth herein or in any related schedule, or set forth in any closing certificate or other document entered into or delivered in connection with this Agreement; (ii) any breach of any covenant or obligation of DeltaPoint contained in this Agreement, or set forth in any closing certificate or other document entered into or delivered in connection with this Agreement;
(iii) any liabilities under any applicable bulk sales or transfer law; (iv) any fraudulent representation or intentional misrepresentation on the part of DeltaPoint; (v) any intentional or fraudulent breach by DeltaPoint of any warranty, representation, agreement, covenant or obligation made under this Agreement; (vi) subject to Section 4.8, any tax liability or obligation asserted against SPSS with respect to the DeltaGraph business and arising out of or related to tax periods ending on or prior to the Closing Date; (vii) trademark infringement on E.O.S.' trademark "DeltaPath" by use of the name "DeltaGraph"; and (viii) the failure of any employee or consultant of DeltaPoint to execute agreements with DeltaPoint regarding confidentiality or nondisclosure and assignment of inventions relating to DeltaGraph. Notwithstanding the foregoing, and except for matters relating to the first sentence of Section 2.30 hereof, DeltaPoint shall not be obligated to indemnify SPSS in respect of any Loss unless and until the aggregate amount of all Losses in respect of which DeltaPoint shall be obligated to indemnify SPSS shall exceed $35,000, in which event DeltaPoint shall be obligated to indemnify SPSS for the aggregate amount of all such Losses; provided, however, that DeltaPoint's obligation to so indemnify SPSS for such Losses shall be reduced by the present value of any net tax benefits actually received by SPSS in connection with such Loss (less all costs and expenses incurred by SPSS in connection with receiving such net tax benefits) and any insurance proceeds actually received by SPSS in connection with such Loss (less deductibles, premiums paid by SPSS and all costs and expenses actually incurred by SPSS in collecting such insurance proceeds).

                  10.3 Indemnification Procedure. (a) An indemnified party under
Section 10.2 of this Agreement shall give prompt written notice to DeltaPoint (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought, and DeltaPoint, through counsel reasonably satisfactory to the indemnified party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense; and provided, further, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of DeltaPoint, if, under applicable canons of ethics, joint representation of DeltaPoint and SPSS presents a conflict of interest. In any event, if DeltaPoint fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for hereunder. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of DeltaPoint without the prior written consent of DeltaPoint (which shall not be unreasonably withheld); provided, however, that SPSS may settle any claim or cause of action without DeltaPoint's consent, but in such case DeltaPoint shall not be required to reimburse SPSS for its Losses except and to the extent that a court of competent jurisdiction finally determines on appeal that DeltaPoint must indemnify SPSS therefor. Notwithstanding anything in this Section 10.3 to the contrary, DeltaPoint shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. DeltaPoint shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for hereunder.

                  10.4 Indemnification by SPSS. From and after the Closing Date, SPSS agrees to indemnify and hold DeltaPoint and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing harmless from and against any and all Losses relating to (i) any misrepresentations, breach of warranty or nonfulfillment of any covenant or agreement on the part of SPSS contained in this Agreement, including any Exhibits and Schedules thereto and (ii) SPSS's actions or omissions from and after the Closing Date with respect to the Assets and the Assumed Liabilities and SPSS's obligations under the Management Agreement.

                  10.5 Indemnification Procedure. (a) An indemnified party under
Section 10.4 of this Agreement shall give prompt written notice to SPSS (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought, and SPSS, through counsel reasonably satisfactory to the indemnified party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense; and provided, further, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of SPSS, if, under applicable canons of ethics, joint representation of DeltaPoint and SPSS presents a conflict of interest. In any event, if SPSS fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Section 10.4. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of SPSS without the prior written consent of SPSS (which shall not be unreasonably withheld); provided, however, that DeltaPoint may settle any claim or cause of action without SPSS's consent, but in such case SPSS shall not be required to reimburse DeltaPoint for its Losses except and to the extent that a court of competent jurisdiction finally determines on appeal that SPSS must indemnify DeltaPoint therefor. Notwithstanding anything in this Section 10.5 to the contrary, SPSS shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. SPSS shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for in
Section 10.4.

                  10.6  Arbitration.  Any  dispute as to any  claims  under this
Agreement  shall  be  settled  by  arbitration  in the  City  of San  Francisco,
California,  pursuant  to the  commercial  arbitration  rules  of  the  American
Arbitration Association. Arbitration shall be conducted promptly and expeditiously so as to enable the arbitrators to render an award within 90 days of the commencement of the arbitration proceedings. Judgment upon any award rendered in any arbitration proceeding pursuant to this Section 10.6 may be entered, and any agreement arising out of negotiations or mediation may be enforced, in any court having jurisdiction thereof. DeltaPoint and SPSS shall bear (a) with respect to negotiations, their own expenses, (b) with respect to mediation, an equal share of the expenses and (c) with respect to arbitration, shall jointly and equally share the expenses of the arbitrator and the arbitration.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the parties.

                  11.2 Waiver of Compliance. Any failure of DeltaPoint, on the one hand, or SPSS, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate parties.

                  11.3 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the parties hereto agree that all fees and expenses incurred by DeltaPoint, on the one hand, and SPSS, on the other, in connection with this Agreement, and the transactions and other actions contemplated thereby or taken in connection therewith, shall be borne by DeltaPoint, and by SPSS, respectively, including, without limitation, all fees of counsel and accountants.

                  11.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (receipt confirmed), one day after being sent by recognized overnight courier or delivery service, freight prepaid, or five days after being mailed, certified or registered mail, postage prepaid, return receipt requested:

                  (a)         If to DeltaPoint to:

                                       DeltaPoint, Inc.
                                       22 Lower Ragsdale
                                       Monterey, California  93940
                                       Attention:  Mr. Jeffrey Ait
                                       Telephone:  (408) 648-4000
                                       Facsimile:  (408) 648-4020

                                       with a copy to:

                                        Wilson, Sonsini, Goodrich & Rosati
                                        650 Page Mill Road
                                        Palo Alto, California 94304-1050
                                        Attention: Jeffrey Saper, Esq.
                                                   Kurt Berney, Esq.
                                        Telephone:  (415) 493-9300
                                        Facsimile:  (415) 493-6811

or to such other person or address as DeltaPoint shall furnish to SPSS in writing by notice given in the manner set forth in (a) above.

                  (b)         If to SPSS, to:

                                       SPSS Inc.
                                       444 North Michigan Avenue
                                       Chicago, Illinois  60611
                                       Attention:  Mr. Edward Hamburg
                                       Telephone:  (312) 329-2400
                                       Facsimile:  (312) 329-3558

                                       with a copy to:

                                       Ross & Hardies
                                       150 North Michigan Avenue, Suite 2500
                                       Chicago, Illinois 60601
                                       Attention: T. Stephen Dyer, Esq.
                                       Telephone: (312) 558-1000
                                       Facsimile: (312) 750-8600

or to such other person or address as SPSS shall furnish to DeltaPoint in writing by notice given in the manner set forth above.

                  11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that SPSS may assign its rights and obligations under this Agreement to any other entity wholly owned by SPSS. If such assignment shall be made by SPSS, the assignee shall be entitled to all of the rights and shall assume all of the obligations of SPSS hereunder, provided, that SPSS shall remain liable for and guarantee the performance of such entity's obligations under this Agreement.

                  11.6  Publicity.  Neither  DeltaPoint  nor SPSS  shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public, without the prior written consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law, the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

                  11.7 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.8 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

                  11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine. The parties hereto expressly submit themselves to the non-exclusive jurisdictions of the State and Federal Courts of Illinois for the resolution of any disputes which may arise under or with respect to compliance with this Agreement.

                  11.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.11 Third Parties. Nothing herein shall be construed to confer upon or give to any party other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                  11.12 Post-Closing Deliveries. DeltaPoint shall use best efforts to obtain and deliver to SPSS those consents referenced on Schedule 2.3 within 15 days after the Closing Date.

                  11.13 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first written above.


                                      SPSS INC., a Delaware corporation



                                      By:    /s/ Edward Hamburg
                                      Name:  Edward Hamburg
                                      Title: Executive Vice President






                                      DELTAPOINT, INC., a California corporation



                                       By:     /s/ Jeffrey F. Ait
                                       Name:   Jeffrey F. Ait
                                       Title:  Chief Executive Officer

                                TABLE OF CONTENTS


ARTICLE I     TERMS OF PURCHASE AND SALE......................................1

 1.1          Purchase and Sale...............................................1
 1.2          Time and Place of Closing.......................................3
 1.3          Purchase Price..................................................3
              1.3.1         Allocation of Purchase Price......................3
 1.4          Assumption of Liabilities and Obligations.......................4
 1.5          Liabilities Not Assumed.........................................5
 1.6          Taxes...........................................................5

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF
              DELTAPOINT .....................................................5

 2.1          Organization and Qualification..................................5
 2.2          Authority.......................................................5
 2.3          Consents and Approvals..........................................6
 2.4          Absence of Conflicts............................................6
 2.5          Financial Statements; Accounts Receivable.......................6
 2.6          Absence of Undisclosed Liabilities..............................7
 2.7          Current Liabilities/Receivables.................................7
 2.8          Absence of Certain Changes or Events............................7
 2.9          Real and Personal Property; Inventories.........................8
 2.10         Patents, Trademarks, Etc........................................9
 2.11         Employees......................................................10
 2.12         Source Code....................................................10
 2.13         Contracts and Commitments......................................10
 2.14         Licenses and Royalties.........................................11
 2.15         Adequacy of Documentation......................................11
 2.16         Third-Party Components in Software Programs....................11
 2.17         Third-Party Interests or Marketing Rights in Software Programs.11
 2.18         No Virus Warranties............................................12
 2.19         Purchased Software; Performance; Physical Media................12
 2.20         Government Contracts...........................................12
 2.21         Product Warranties and Liabilities.............................13
 2.22         Insurance......................................................13
 2.23         Litigation and Administrative Proceedings......................13
 2.24         Tax Matters....................................................14
              2.24.1        Tax Returns......................................14
              2.24.2        Examinations, Etc................................14
              2.24.3        All Taxes Paid or Reserved.......................14
              2.24.4        Withholding......................................14
              2.24.5        Asset Attributes.................................15
 2.25         Compliance with Laws...........................................15
 2.26         Environmental and Safety Matters...............................15

 2.27         Employee Benefits..............................................15
 2.28         Licenses and Permits...........................................18
 2.29         Relations With Suppliers and Customers.........................18
 2.30         Interests in Competitors, Suppliers and
              Customers......................................................18
 2.31         Discrimination; Occupational Safety; Labor.....................18
 2.32         Related Transactions...........................................19
 2.33         Brokers and Finders............................................19
 2.34         Questionable Payments..........................................19
 2.35         Title to Assets; No Liens......................................19
 2.36         Necessary Property.............................................19
 2.37         Current Products...............................................20
 2.38         Full Disclosure................................................20
 2.39         Effect of Certificates.........................................20

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF SPSS.........................20

 3.1          Organization and Qualification. ...............................20
 3.2          Authority......................................................21
 3.3          Consents and Approvals.........................................21
 3.4          Absence of Conflicts...........................................21
 3.5          Litigation and Administrative Proceedings.  ...................21
 3.6          Brokers and Finders............................................21

ARTICLE IV    COVENANTS OF DELTAPOINT AND THE SHAREHOLDER....................21

 4.1          Tax Matters....................................................22
 4.2          Post-Closing Access to Information.............................22
 4.3          Right of Endorsement...........................................22
 4.4          Accounts Receivable............................................22
 4.5          Change of Name.................................................22
 4.6          Further Assurances.............................................23

ARTICLE V     COVENANTS OF SPSS..............................................23

 5.1          Retention of Records...........................................23
 5.2          Further Assurances.............................................23
 5.3          Change of Name of DELTAPOINT...................................23

ARTICLE VI    MUTUAL COVENANTS...............................................23

 6.1          Confidentiality................................................23
 6.2          Consistent Tax Reporting.......................................24
 6.3          Cooperation....................................................24

ARTICLE VII   CONDITIONS TO OBLIGATIONS OF DELTAPOINT........................24

 7.1          Representations and Warranties.................................24
 7.2          Performance....................................................24
 7.3          Filings; Consents; Waiting Periods............................ 24
 7.4          No Injunction..................................................25

ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF SPSS..............................25

 8.1          Representations and Warranties.................................25
 8.2          Performance....................................................25
 8.3          Filings; Consents; Waiting Periods.............................25
 8.4          Bulk Sales Compliance..........................................25
 8.5          No Litigation..................................................25
 8.6          Non-Competition Agreement......................................26
 8.7          Release of Obligations.........................................26
 8.8          Legal Opinion..................................................26
 8.9          Due Diligence Investigation....................................26

ARTICLE IX    CLOSING DELIVERIES.............................................26

 9.1          Legal Opinion..................................................26
 9.2          Consents.......................................................26
 9.3          Closing Certificates...........................................26
 9.4          Instruments of Transfer........................................27
 9.5          Charter; Good Standing Certificates............................27
 9.6          Agreement......................................................27
 9.7          Further Assurances.............................................27

 ARTICLE X    SURVIVAL AND INDEMNIFICATION...................................28

 10.1         Survival of Representations and Warranties; Covenants..........28
 10.2         Indemnification by DeltaPoint and the Shareholder..............28
 10.3         Undisclosed Liabilities........................................29
 10.4         Indemnification Procedure......................................29
 10.5         Indemnification by SPSS........................................30
 10.6         Indemnification Procedure......................................30
 10.7         Arbitration....................................................31

ARTICLE XI    MISCELLANEOUS..................................................32

 11.1         Amendment and Modification.....................................32
 11.2         Waiver of Compliance...........................................32
 11.3         Expenses.......................................................32
 11.4         Notices........................................................32
 11.5         Assignment.....................................................33
 11.6         Publicity......................................................33
 11.7         Headings.......................................................33
 11.8         Severability...................................................34

 11.9         Governing Law..................................................34
 11.10        Counterparts...................................................34
 11.11        Third Parties..................................................34
 11.12        Entire Agreement...............................................34

                                 SCHEDULE 1.1(a)

                     DeltaGraph Inventory and Stock in Trade

                                  SCHEDULE 1.4

                               Assumed Liabilities

                                  SCHEDULE 2.3

                 Consents and Approvals Required for DeltaPoint

                                  SCHEDULE 2.5

             DeltaPoint Financial Information Relating to DeltaGraph


Inventory as of 4/30/97 [to be updated as of 5/31/97]

Monthly sales revenues (dollars and units) for 1/95 through 4/97

Product line profit and loss statements for the first quarter of 1995 through the first quarter of 1997

Sales return reserve analysis at 12/31/96

Product line budget for 1997

                                 SCHEDULE 2.5(a)

                    Items Excluded from Financial Information

                                  SCHEDULE 2.8

                                Changes or Events

                                 SCHEDULE 2.9(a)

        Pledges, Liens, Leases, Encumbrances, Conditional Sales Contracts and Other Security Arrangements Affecting the Assets

                                 SCHEDULE 2.9(b)

                     DeltaPoint's Inventories of DeltaGraph

                                  SCHEDULE 2.10

                        Registered Intellectual Property

                                  SCHEDULE 2.12

                        Third Party Rights in Source Code

                                  SCHEDULE 2.13

             Product Warranties and Standard Form Customer Contracts

                                  SCHEDULE 2.16

                           Licenses from Third Parties

                                  SCHEDULE 2.22

                               Insurance Policies

                                  SCHEDULE 2.23

                    Litigation and Administrative Proceedings

                                  SCHEDULE 2.26

                              Licenses and Permits

                                  SCHEDULE 2.27

              Notices from Customers and/or Suppliers of DeltaPoint

                                  SCHEDULE 2.28

                Interests in Competitors, Suppliers and Customers

                                  SCHEDULE 2.29

                               Brokers and Finders

                                  SCHEDULE 2.32

                                Current Products

                                  SCHEDULE 3.3

                    Consents and Approvals Required for SPSS

                                      None

                                  SCHEDULE 4.8

             States in Which DeltaPoint is Qualified to Do Business

                                    EXHIBIT A

                       Form of DeltaPoint Counsel Opinion

                                    EXHIBIT B

                          Form of SPSS Counsel Opinion